Exhibit 12(a)

                  Aon CORPORATION AND CONSOLIDATED SUBSIDIARIES
                    COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                             Years Ended December 31,
                                                 -------------------------------------------------
 (millions except ratios)                           1998      1997      1996      1995      1994
                                                 --------- --------- --------- --------- ---------
 Income from continuing operations
    before provision for income taxes (1)        $  930.4  $  541.6  $  445.6  $  458.0  $  397.0

 ADD BACK FIXED CHARGES:

    Interest on indebtedness                         87.2      69.5      44.7      55.5      46.4

    Interest on ESOP                                  2.4       3.5       4.3       5.3       5.9

    Portion of rents representative of
      interest factor                                50.4      44.3      28.6      21.4      28.7

                                                 --------- --------- --------- --------- ---------
         INCOME AS ADJUSTED                      $1,070.4  $  658.9  $  523.2  $  540.2  $  478.0
                                                 ========= ========= ========= ========= =========


 FIXED CHARGES:

    Interest on indebtedness                     $   87.2  $   69.5  $   44.7  $   55.5  $   46.4

    Interest on ESOP                                  2.4       3.5       4.3       5.3       5.9

    Portion of rents representative of
       interest factor                               50.4      44.3      28.6      21.4      28.7

                                                 --------- --------- --------- --------- ---------
         TOTAL FIXED CHARGES                     $  140.0  $  117.3  $   77.6  $   82.2  $   81.0
                                                 ========= ========= ========= ========= =========

 RATIO OF EARNINGS TO FIXED CHARGES                   7.6       5.6       6.7       6.6       5.9
                                                 ========= ========= ========= ========= =========

 RATIO OF EARNINGS TO FIXED CHARGES (2)                         7.1       7.9
                                                           ========= =========

(1) Income from continuing operations before provision for income taxes and minority interest includes special charges of $172 million and $90 million for the years ended December 31, 1997 and 1996, respectively.

(2) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for the years ended December 31, 1997 and 1996, respectively.

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